EXHIBIT 99.1

 PMC-Sierra Calls Convertible Subordinated Notes Due August 15, 2006

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Dec. 17, 2004--PMC-Sierra, Inc. (Nasdaq:PMCS) today announced that it has called the remaining balance of its outstanding 3.75% Convertible Subordinated Notes due August 15, 2006 (the "Notes") for redemption on January 18, 2005. The Notes bear CUSIP Nos. 69344F-AA-4 and 69344F-AB-2. There is approximately $68.1 million aggregate principal amount of the Notes outstanding.
    On or prior to the close of business on January 14, 2005, holders of the Notes may elect to convert their Notes into common stock of PMC-Sierra, Inc. at a conversion price of $42.43, or approximately
23.57 shares of common stock per $1,000 principal amount of Notes. The Company will pay cash in lieu of fractional shares. On December 16, 2004 the last reported sale price of PMC-Sierra's common stock on the NASDAQ National Market was $10.97 per share. To the extent that Note holders do not convert their Notes into common stock of PMC-Sierra, such Notes will be automatically redeemed on January 18, 2005, at a total redemption price of approximately $1,030.94 per $1,000 amount of Notes, consisting of $1,015 principal amount plus accrued interest of approximately $15.94. The Company expects to pay cash redemptions from its available cash and cash equivalent balances, and believes that remaining sources of liquidity will satisfy its requirements through the end of 2005.
    The Company is mailing a Notice of Redemption and a Letter of Transmittal, which may be used to surrender notes for conversion or redemption, to all holders of the Notes. Holders of Notes held in book-entry form through the Depository Trust Company (DTC) must follow the DTC's customary practices for surrendering the Notes. Holders who hold their Notes in certificate form may convert their Notes or receive the redemption price by surrendering their Notes to U.S. Bank National Association, the conversion and redemption agent, as stipulated in the Notice of Redemption. Copies of the Notice of Redemption and Letter of Transmittal may be obtained from U.S. Bank by calling Paula Oswald at 212-615-6043.
    From and after January 18, 2005, the Notes will cease to accrue interest, and holders of the Notes will only have the right to receive the redemption price plus accrued and unpaid interest.
    The above-referenced CUSIP numbers are included solely for the convenience of the holders of the Notes. No representation is made as to the correctness of such numbers.

    Safe Harbor Statement

    PMC-Sierra's forward-looking statement regarding the adequacy of its cash requirements are subject to risks and uncertainties. Changes in the Company's operating cash flow, foreign exchange, working capital, venture investing, capital expenditures, wafer deposits and remaining restructuring requirements may cause its actual requirements to differ from these projections. In addition, the Company contemplates mergers and acquisitions of other companies or assets as part of its business strategy. Consequently, the Company may determine in the future that its sources of liquidity are insufficient and it may proceed with financing or other activities, which could dilute stockholder ownership. The Company's SEC filings describe more fully the risks associated with our liquidity and capital resources. The Company does not undertake any obligation to update the forward-looking statements.

    About PMC-Sierra

    PMC-Sierra(TM) is a leading provider of high speed broadband communications and storage semiconductors and MIPS-Powered(TM) processors for Enterprise, Access, Metro Optical Transport, Storage Area Networking and Wireless network equipment. The company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

    (C) Copyright PMC-Sierra, Inc. 2004. All rights reserved. PMC, PMCS, PMC-Sierra, and "Thinking you can build on" are trademarks of PMC-Sierra, Inc. All other trademarks are the property of the respective owners.

    CONTACT: PMC-Sierra, Inc.
             Alan Krock, 408-988-1204
             Glen Kayll, 408-988-7717